Exhibit 99.1

NeoStem Obtains Exclusive Worldwide License to Innovative Stem Cell Technology and Applications for Anti-Aging Skin Rejuvenation Therapies

License enhances NeoStem’s Presence in Anti-Aging Arena

NEW YORK, Feb. 23 /PRNewswire-FirstCall/ -- NeoStem, Inc. (NYSE Alternext US: NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, announced today it has signed a license agreement to obtain the exclusive worldwide rights to innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation.

The licensed technology, which includes an issued as well as pending patent application, was developed by Vincent C. Giampapa, M.D., F.A.C.S., a Board-certified plastic reconstructive surgeon and Assistant Clinical Professor of Plastic and Reconstructive Surgery at the University of Medicine and Dentistry of New Jersey.  Dr. Giampapa, one of the first certified anti-aging medical physicians in the world, is Director of the Plastic Surgery Center Internationale and The Giampapa Institute for Anti-Aging Medical Therapy.

“We are extremely pleased to sign this agreement with Dr. Giampapa,” said Robin Smith, MD, CEO of NeoStem, “Acquisition of the exclusive worldwide rights to these innovative stem cell skin rejuvenation procedures enhances NeoStem’s leadership in the anti-aging and regenerative medicine arena.  This has long been one of our core pursuits. Our earliest stem cell collection center is focused on treatments for physical aging. Recently, we agreed to acquire through a series of contractual arrangements, control over Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company.  Shandong is a leader in integrated traditional and western medicine in the People’s Republic of China, and provides a multitude of treatments including cell regenerative therapies.”

In January 2009, Dr. Giampapa presented and demonstrated some of his skin rejuvenation techniques using autologous adult stem cells at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China.  His demonstrations were televised by China Central Television (CCTV), attracting wide public interest as well as professional interest from the Summit’s audience of leading stem cell practitioners.

Dr Smith noted, “The excitement these new treatments are generating in China open strong new potential for NeoStem in the field of age management.  Just as we envision  Shandong as creating a destination treatment site for people seeking new clinical advances not yet available in their own home countries, we believe our ability to make widely available our new proprietary regenerative therapies in the United States will attract many people from China and around the world seeking safe and effective treatment here.

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times for future medical need. The Company has also recently entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results, including the successful closing of the Shandong transaction, the realization of the potential strategic benefits of the transaction and the realization of potential benefits from the acquisition of its new licensed technology, could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
NeoStem, Inc.
Robin Smith, Chief Executive Officer
T: 212-584-4180
E: rsmith@neostem.com
www.neostem.com

CONTACT: Robin Smith, Chief Executive Officer, NeoStem, Inc., +1-212-584-4180, rsmith@neostem.com